Exhibit 99.2

RALLY FAQS

May 27, 2015

STRICTLY CONFIDENTIAL

NOT FOR EXTERNAL DISTRIBUTION

Rally Software Development Corp.

Frequently Asked Questions

For

Day Zero

CA Acquisition: Rally Software Development Corp.

Copyright © 2015 CA. CA confidential and proprietary information for internal use only. No unauthorized copying or distribution permitted. This FAQ reflects the intent of CA and Rally as of the signing of the transaction. Any policies and/or plans referenced in this FAQ may be modified, changed or terminated at any time. To the extent anything summarized in this FAQ is inconsistent with the acquisition agreement or a particular benefit plan or policy, the terms of the acquisition agreement, plan or policy, as applicable, shall govern.

RALLY FAQS

May 27, 2015

About Rally and Acquisition Highlights

Q. Who is CA Technologies?

A. CA Technologies (NASDAQ:CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the application economy. Software is at the heart of every business in every industry. From planning, to development, to management and security, CA is working with companies worldwide to change the way we live, transact, and communicate – across mobile, private and public cloud, distributed and mainframe environments. Learn more at www.ca.com.

Q. Why is CA acquiring Rally?

A. The reasons why this acquisition is important for CA include the following:

•	This transaction presents a significant growth opportunity for us. The current sentiment in corporate boardrooms is that (1) every business is in the software business, and (2) all companies must become adept at developing applications or perish. At CA we believe the fastest businesses to convert ideas to software to loyal users will own the future. The acquisition of Rally will be a significant milestone in CA’s strategy to help customers thrive in the application economy, and in turn, own the future.

•	Second, this transaction is about expanding our offerings to customers. Rally is natural fit for CA on both a product and a go-to-market basis. We believe there are incredible synergies between the two companies and adding Rally’s software will enable CA to better help customers disrupt their industries even faster. Together we will allow the most demanding enterprises to be truly agile, improving their ability to deliver high quality software to customers faster, and enabling them to respond to market changes more quickly and confidently.

•	Third, we are interested in acquiring Rally for the solutions it offers as well as for the talented people they employ. Rally personnel will help to evolve our organization and advance new business and delivery models. Conversely, Rally will benefit from the depth of our employee base, our global channels, and our sales/support infrastructure and relationships.

Q. Will Rally solutions be renamed or rebranded? How will they be offered to the market?

A. While Rally’s solutions are descriptively named and therefore inline with the CA naming approach, we have not yet completed a full assessment as to how they will fit in the CA Portfolio and as such, cannot say if these names will be changed or not. We will conduct equity studies on the Rally brand to determine the path of its identity and name after the acquisition.

Copyright © 2015 CA. CA confidential and proprietary information for internal use only. No unauthorized copying or distribution permitted. This FAQ reflects the intent of CA and Rally as of the signing of the transaction. Any policies and/or plans referenced in this FAQ may be modified, changed or terminated at any time. To the extent anything summarized in this FAQ is inconsistent with the acquisition agreement or a particular benefit plan or policy, the terms of the acquisition agreement, plan or policy, as applicable, shall govern.

RALLY FAQS

May 27, 2015

Q. How is the pending acquisition being communicated externally?

A. CA issued a press release and held a conference call with press, industry and financial analysts. Additionally, Rally has started communicating with Rally customers and partners about the pending acquisition – a process that will continue.

Q. When is the acquisition set to close?

A. The transaction is expected to close in the third quarter of calendar year 2015, subject to completion of a tender offer, receipt of regulatory approvals and satisfaction of other customary closing conditions.

Q. What happens during the time between the announcement and the close of this transaction?

A. The day-to-day does not change between now and close. You should continue to operate as you have been and to focus on the same goals and business plans you have been executing on up to this point.

Q. Will CA continue to offer solutions that are competitive with Rally, either through CA products or through partner products?

A. We expect to bring the combined strengths of CA and Rally to bear for all of our combined customers to deliver an unparalleled end-to-end application development experience. As we are still in the early days and the transaction is not expected to close until the third quarter of calendar year 2015, it will be business as usual for all CA and Rally customers in the near term. More information about the solution portfolio will be available after the close of the transaction.

Q. Will you bundle offerings of CA and Rally solutions?

A. We will evaluate all solutions and potential joint offerings through a more comprehensive process after transaction closes.

Q. Where do we go if we have more questions?

A. Besides your manager, you can email rallyinternalcomms@rallydev.com or AskRally@ca.com with questions you have. A team will review and consolidate all questions on an ongoing basis.

Rally Employees

We are excited about the opportunity for CA to share in the knowledge, experience and energy of Rally Employees. We share a common belief that the fastest businesses to convert ideas to software to loyal users will own the future. Rally is the leader in enterprise Agile at scale. The acquisition of Rally, when it does closes, will add a critical piece to CA’s portfolio, improves the ability of enterprises to sense and respond to changes quickly and confidently, and delivers differentiated software products that help drive business value.

Copyright © 2015 CA. CA confidential and proprietary information for internal use only. No unauthorized copying or distribution permitted. This FAQ reflects the intent of CA and Rally as of the signing of the transaction. Any policies and/or plans referenced in this FAQ may be modified, changed or terminated at any time. To the extent anything summarized in this FAQ is inconsistent with the acquisition agreement or a particular benefit plan or policy, the terms of the acquisition agreement, plan or policy, as applicable, shall govern.

RALLY FAQS

May 27, 2015

After the deal closes, Rally will benefit from the depth of CA’s 11,500 employees, its global channels, and sales/support infrastructure and relationships. CA will also help to accelerate Rally’s growth by providing access to Fortune 2000 companies that recognize the value of speeding development cycles and Agile principles. Rally employees will help advance CA’s new-business objectives and delivery models. CA acquired Rally both for the solutions it offers, and for the talented people they employ.

For Rally employees business will be as usual. Job responsibilities are generally expected to remain the same at this time. In addition, compensation and benefits are also generally expected to remain the same as we work through a transition period after the deal closes. In the post-close transition period CA Human Resources will work to integrate Rally employee’s salary and benefits.

As we approach the close of the transaction CA and Rally will work together to provide you with additional detail about the integration of our business. We understand how important human resources matters are to Rally employees and will work diligently to keep you informed. In the meantime Rally employees should focus on the continued success of Rally’s business and be excited about the business and professional opportunities that lie ahead for both Rally and CA as we come together. The CA and Rally teams will have the chance to truly engage in strategic and operational planning once the transaction closes.

Q. What will happen to the Rally executive management team when the deal closes?

A. It is anticipated that the existing management team will continue to lead Rally as part of the CA organization.

Q. What will happen to the Rally Employee Stock Purchase Program (ESPP)?

A. It is anticipated, providing the transaction closes according to current schedule, the Rally plan will be discontinued when the transaction closes. The current purchase period will end and a purchase will take place on June 15, 2015. A new purchase period will commence on June 16, 2015 for all employees currently participating in the ESPP, and a final ESPP purchase will take place shortly before closing. Employees not currently participating in the ESPP will not be able to enroll, including those who otherwise would’ve become eligible to participate in June. For any ESPP shares you have previously purchased, they will be treated similarly to any other shares of RALY and are also subject to the disqualifying disposition rules.

Q. What will happen to my Rally RSUs and options when the deal closes?

A. For RSU grants, the value of RSUs will be fixed based off the merger price per share times the number of RSU shares in the grant. Such RSUs are subject to the normal vesting period, subject to acceleration in certain circumstances as described in the documents governing such RSU grants. You should consult the paperwork for your RSU grants for the vesting terms, including applicable acceleration provisions.

Copyright © 2015 CA. CA confidential and proprietary information for internal use only. No unauthorized copying or distribution permitted. This FAQ reflects the intent of CA and Rally as of the signing of the transaction. Any policies and/or plans referenced in this FAQ may be modified, changed or terminated at any time. To the extent anything summarized in this FAQ is inconsistent with the acquisition agreement or a particular benefit plan or policy, the terms of the acquisition agreement, plan or policy, as applicable, shall govern.

RALLY FAQS

May 27, 2015

Absent acceleration of the RSUs, when you reach a vesting date, instead of receiving Rally stock, you will receive cash equal to the above-mentioned value for the RSU shares that have become vested on such date. Payments will be made at the end of every calendar quarter, subject to all applicable payroll taxes.

Each vested in-the-money stock option that is outstanding and unexercised immediately prior to closing will be canceled in exchange for a cash payment equal to the product of the number of vested option shares multiplied by an amount equal to the excess of the merger price per share over the exercise price of the vested option share.

Each unvested in-the-money stock option that is outstanding will be fixed equal to the product of the number of unvested option shares outstanding immediately prior to closing multiplied by an amount equal to the excess of the merger price per share over the exercise price of the unvested option. Such unvested options remain subject to the normal vesting period as described in the option grant paperwork and our equity plan documents. So, when you reach a vesting date you will receive cash equal to the above-mentioned value for the previously unvested options that have become vested on such date. This payment will be made at the end of every calendar quarter.

At closing non-qualified stock options will be subject to applicable tax withholdings and incentive stock options will be subject to the payroll reporting rules applicable to disqualifying dispositions.

Q. Will my immigration status change?

A. CA believes strongly in securing the best talent globally and will work with each individual to understand and assess his/her situation with the goal of continuing to support ongoing immigration efforts.

Q. Will Rally employees have to move to a CA office?

A. The headquarters of Rally will not move.

Q. Will any of Rally’s remote offices be affected or shut down?

A. We currently anticipate that Rally employees will be needed in their current work locations.

Q. Does the focal increase and bonus process for FY16 change?

A. We will continue our normal process for merit-based focal adjustments and employee MBB based upon FY16 performance.

Q. Do we still need to complete FY16 goals for ourselves and for our teams?

A. Yes, you will be asked to work through our company and department steering process throughout FY16. More communication on these steps will be made soon.

Copyright © 2015 CA. CA confidential and proprietary information for internal use only. No unauthorized copying or distribution permitted. This FAQ reflects the intent of CA and Rally as of the signing of the transaction. Any policies and/or plans referenced in this FAQ may be modified, changed or terminated at any time. To the extent anything summarized in this FAQ is inconsistent with the acquisition agreement or a particular benefit plan or policy, the terms of the acquisition agreement, plan or policy, as applicable, shall govern.

RALLY FAQS

May 27, 2015

Q. How does this impact our current hiring plans?

A. Hiring activity for the majority of roles will remain the same and part of our normal business between now and close.

Q. What information and communications can I share publicly?

A. There is a public press release and an investor call. Any questions on CA’s acquisition strategy from external sources (i.e., media) should be forwarded to Jennifer Hallahan, CA, at +1 (212) 415-6924, jennifer.hallahan@ca.com. For Rally specific media inquiries, contact Leslie Marcotte, Rally, at +1 (720) 446-4926, lmarcotte@rallydev.com.

Q. Will we still have the RallyON! and RallyON! Europe conferences, Sales Kick-Off and other internal events?

A. The RallyON! and RallyON! Europe conferences will continue as planned and we do not expect major changes to other internal events. We will also participate in CA World, which takes place in November. We expect to maintain our current cadence of internal events, but more information will be made available after close.

Q. What does the integration timeline look like?

A. The transaction is expected to close third quarter FY’16 subject to completion of a tender offer, receipt of regulatory approvals and satisfaction of other customary closing conditions. Until then, business at CA and Rally will operate as usual. More details on integration will be provided after that milestone.

Q. What will the integration process look like?

A. Upon completion of the transaction, Rally is expected to operate as part of the CA organization. We expect that Rally’s management team will continue to run the business and report into senior executives at CA.

Q. How will Rally and CA employees be kept informed of the integration effort?

A. You will be provided with additional information from CA and Rally management.

Copyright © 2015 CA. CA confidential and proprietary information for internal use only. No unauthorized copying or distribution permitted. This FAQ reflects the intent of CA and Rally as of the signing of the transaction. Any policies and/or plans referenced in this FAQ may be modified, changed or terminated at any time. To the extent anything summarized in this FAQ is inconsistent with the acquisition agreement or a particular benefit plan or policy, the terms of the acquisition agreement, plan or policy, as applicable, shall govern.

RALLY FAQS

May 27, 2015

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “targets” and similar expressions relating to the future) constitute “forward-looking statements” that are based upon the beliefs of, and assumptions made by, CA’s and Rally’s respective managements, as well as information currently available to CA’s and Rally’s respective managements. These forward-looking statements reflect CA’s and Rally’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction; the risk that an insufficient number of Rally’s stockholders tender into the tender offer; the risk that regulatory approvals required for the acquisition are not obtained or are obtained subject to conditions that are not anticipated; the risk that the other conditions to the closing of the acquisition are not satisfied; potential adverse reactions or changes to customer, supplier, partner or employee relationships, including those resulting from the announcement or completion of the acquisition; uncertainties as to the timing of the acquisition; competitive responses to the proposed acquisition; response by activist stockholders to the acquisition; uncertainty of the expected financial performance of CA following completion of the proposed transaction; the ability to successfully integrate Rally’s operations and employees in a timely manner; the ability to realize anticipated synergies, cost savings and operational efficiencies; unexpected costs, charges or expenses resulting from the acquisition; litigation relating to the acquisition; the inability to retain key personnel; any changes in general economic and/or industry specific conditions; and other factors described more fully in CA’s and Rally’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should CA’s and Rally’s assumptions prove incorrect, actual results may vary materially from those described herein as believed, planned, anticipated, expected, estimated, targeted or similarly expressed in a forward-looking manner. CA and Rally assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Notice to Investors of Rally Software Development Corp.

The tender offer for the outstanding shares of Rally Software Development Corp. described herein has not yet commenced. This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Rally Software Development Corp. pursuant to the tender offer by Merger Sub or otherwise. Any offers to purchase or solicitations of offers to sell will be made only pursuant to the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) which will be filed with the U.S. Securities and Exchange Commission (“SEC”) by CA and Merger Sub. In addition, Rally Software Development Corp. will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Rally Software Development Corp.’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decision with respect to Merger Sub’s tender offer because they contain important information, including the terms and conditions of the offer. Rally Software Development Corp.’s stockholders may obtain copies of these documents (when they become available) for free at the SEC’s website at www.sec.gov.

Copyright © 2015 CA. CA confidential and proprietary information for internal use only. No unauthorized copying or distribution permitted. This FAQ reflects the intent of CA and Rally as of the signing of the transaction. Any policies and/or plans referenced in this FAQ may be modified, changed or terminated at any time. To the extent anything summarized in this FAQ is inconsistent with the acquisition agreement or a particular benefit plan or policy, the terms of the acquisition agreement, plan or policy, as applicable, shall govern.